   FORM 3       UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C. 20549                                 OMB APPROVAL
                                                                            OMB Number         3235-0104
                                                                            Expires:  September 30, 1998
                                                                            Estimated average burden
              INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES       hours per response.......0.5

                               Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                               Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)
 1. Name and Address of Reporting Person*     2. Date of Event Requiring          4. Issuer Name AND Ticker or Trading
                                                 Statement (Month/Day/Year)          Symbol
                                                                                             (Check all applicable)

  MARTUCCI      VINCENT                           September 9, 1999                       DIME COMMUNITY BANCSHARES, INC.
  (Last)       (First)      (Middle)                                                          ("DCOM")

                                                                                   5. Relationship of Reporting
                                                                                      Person(s) to Issuer
                                                                                      (Check all applicable)
                                                                                          Director         10% Owner
                                                                                       X  Officer (give    Other (specify
                                                                                            title           below)
                                                                                            below)
                                              3. IRS or
                                                 Social Security                           Senior Vice President
                                                 Number of
  209 HAVEMEYER STREET                           Reporting
                                                 Person (Voluntary)
                (Street)                                               6. If Amendment,   7. Individual or Joint/Group Filing
                                                                         Date of Original         (Check Applicable Line)
  BROOKLYN        NY         11211                                        (Month/Year)        X Form filed by One Reporting Person
   (City)       (State)      (Zip)                                                              Form filed by More than One
                                                                                                 Reporting Person

                                            TABLE I  NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED


 1. Title of Security                   2. Amount of      3. Ownership        4. Nature of
      (Instr. 4)                           Securities        Form:              Indirect
                                           Beneficially      Direct (D)         Beneficial
                                           Owned             or Indirect        Ownership
                                          (Instr. 4)         (I)(Inst. 5)       (Instr. 5)

NONE.



Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                (Over)
                                                                                                           SEC 1472 (7-97)

        Potential persons who are to respond to the collection of information in this form are not required to respond unless the form displays a currently valid OMB control number.


FORM 3 (CONTINUED)
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
    TABLE II DERIVATIVE SECURITIES BENEFICIALLY OWNED (e.g., puts, calls warrants, options, convertible securities)

1.Title    2.Date Ex-   3.Title         4.Conversion      5.Owner-     6.  Nature of
of Deriv-    ercisable   and Amount       or Exercise       ship           Indirect
ative Secu-  and Ex-     of Securities    Price of          Form           Benefi-
rity         piration    Underlying       Derivative        of             cial
(Instr. 4)   Date        Derivative       Security          Deri-          Owner-
             (Month/     Security                           vative         ship
             Day/        (Instr. 4)                         Secu-          (Instr.5)
             Year)                                          rity
                                                            Direct
                                                            (D) or
                                                            Indirect
                                                            (I)
                                                            (Instr. 5)



NONE.


             Date   Expira- Title  Amount or
             Exer-   tion          Number of
             cisable Date          Shares


Explanation of Responses:



**Intentional misstatements
  or  omissions   of  facts
  constitute Federal Criminal
  Violations.
  SEE   18  U.S.C.     1001
  and   15  U.S.C. 78ff(a).        /s/VINCENT MARTUCCI      SEPTEMBER 16, 1999
                                   ----------------------   ----------------
                                  **Signature of Reporting  Date
Note: File three copies of           Person
      this   Form,  one of
      which     must    be
      manually signed.  If
      space  provided   is
      insufficient,    SEE
      Instruction  6   for
      procedure.

                                                                        Page 2
                                                                SEC 1472 (7-97)

        Potential persons who are to respond to the collection of information in this form are not required to respond unless the form displays a currently valid OMB control number.